Exhibit 99.1

Consumers Bancorp, Inc. Reports:

●	Net income increased to $2.6 million, or 22.2%, for the three-month period ended March 31, 2022 compared with the same period last year.
●	Net income increased to $8.4 million, or 19.8%, for the nine-month period ended March 31, 2022 compared with the same period last year.
●	Total loans increased by $37.2 million, or an annualized 8.7%, for the nine-month period ended March 31, 2022.
●	Non-performing loans to total loans declined to 0.11% at March 31, 2022.
●	Total deposits increased by $163.8 million for the nine-month period ended March 31, 2022 and includes $104.5 million of deposits acquired as part of the CFBank branch acquisition.

Minerva, Ohio — April 21, 2022 (OTCQX: CBKM) Consumers Bancorp, Inc. (Consumers) today reported net income of $2.6 million for the third quarter of fiscal year 2022, an increase of $469 thousand, or 22.2%, from the same period last year. Earnings per share for the third quarter of fiscal year 2022 were $0.85 compared to $0.70 for the same period last year. Net income for the three months ended March 31, 2022 was positively impacted by a $1.6 million, or 24.9%, increase in net interest income, which was partially offset by a $1.2 million, or 25.1%, increase in other expenses from the same prior year period.

Net income increased to $8.4 million, or $2.77 per share, for the nine months ended March 31, 2022 compared to $7.0 million, or $2.33 per share, for the nine months ended March 31, 2021. The annualized return on average equity was 15.63% and the annualized return on average assets was 1.18% for the nine-month period ended March 31, 2022.

“The quarterly and fiscal year to date results released today are primarily driven by significant earning asset growth as the bank continued to deploy excess liquidity into commercial and consumer loan balances and securities. Through the third quarter of fiscal year 2022, total loans, including Paycheck Protection Program (PPP) balances which declined by $45.4 million over the nine-month period, increased by $37.2 million, or an annualized 8.7%, to $603.6 million from June 30, 2021. The $82.6 million, or an annualized 21.4%, increase in core loan balances, contributed to a 19.7% increase in year-to-date interest income (net of PPP interest and fees) and will replace the PPP-related income stream recognized over the last three fiscal years,” said Ralph J. Lober II, President & Chief Executive Officer. Although product availability, staffing shortages, rate increases, and inflationary pressures have delayed some projects, stretched timelines for others, and slowed new credit inquiries, our in-market commercial, consumer, and mortgage sales staffs are still developing new business from existing and new bank clients. While market rates have increased significantly from the pandemic lows, most yield curve points now approximate the pre-pandemic yields of 2018 and 2019. We expect additional increases in short-term rates and continued volatility across the yield curve, however, given our current liquidity levels fueled by deposit balances, which have increased by $163.8 million, or an annualized 30.0% from June 30, 2021, we do not expect a rapid increase in funding costs,” he continued.

Quarterly Operating Results Overview

Net income increased to $2.6 million, or $0.85 per share, for the three months ended March 31, 2022, compared to $2.1 million, or $0.70 per share, for the same period in 2021.

Net interest income increased by $1.6 million, or 24.9%, for the three months ended March 31, 2022, compared to the same period last year, with interest income increasing by $1.5 million and interest expense decreasing by $31 thousand. The net interest margin was 3.50% for the quarter ended March 31, 2022, 3.77% for the quarter ended December 31, 2021, and 3.56% for the quarter ended March 31, 2021. The yield on average interest-earning assets was 3.65% for the quarter ended March 31, 2022 compared with 3.76% for the same prior year period. Interest expense was positively impacted by the reduction in deposit and borrowing costs as a result of lower market interest rates. The cost of funds decreased to 0.21% for the quarter ended March 31, 2022 from 0.30% for the same prior year period.

The provision for loan losses was $85 thousand for the three-month period ended March 31, 2022, compared with $185 thousand for the same period last year. The loan loss provision expense of $85 thousand recorded in the third quarter of fiscal year 2022 was primarily due to the organic growth within the loan portfolio. Net charge-offs of $20 thousand were recorded for the three-month period ended March 31, 2022.

Other income increased by $66 thousand for the three-month period ended March 31, 2022 compared to the same prior year period primarily due to service charges on deposit accounts increasing by $72 thousand, or 24.8%, and debit card interchange income increasing by $25 thousand, or 5.4%. These increases were partially offset by gains on mortgage banking activity decreasing by $27 thousand, or 18.1%, from the same prior year period.

Other expenses increased by $1.2 million, or 25.1%, for the three-month period ended March 31, 2022, compared to the same prior year period. Increases in salaries, employee benefits, occupancy, equipment, and FDIC insurance assessments contributed to the increase in other expenses for the three-month period ended March 31, 2022.

Year-to-Date Operating Results Overview

Net income increased to $8.4 million, or $2.77 per share, for the nine months ended March 31, 2022 compared to $7.0 million, or $2.33 per share, for the nine months ended March 31, 2021.

On July 16, 2021, the acquisition of two branches from CFBank, National Association located in Calcutta and Wellsville, Ohio was completed. As part of the acquisition, $104.5 million of branch deposits were assumed for a 1.75% deposit premium and $15.6 million in subordinated debt securities issued by unrelated financial institutions and $19.9 million in loans were purchased. In relation to the acquisition, goodwill of $1.6 million was recorded.

Net interest income for the nine months ended March 31, 2022 increased by $4.5 million compared to the same period last year, with interest income increasing by $4.0 million and interest expense decreasing by $542 thousand. The increase in interest income was primarily the result of a $190.4 million increase in average interest-earning assets from the 2021 fiscal year. The increase in average interest-earning assets was primarily a result of the addition of assets from the CFBank branch acquisition and organic growth.

The net interest margin was 3.63% for the first nine months of the 2022 fiscal year and 3.76% for the comparable period of the 2021 fiscal year. Consumers’ yield on average interest-earning assets was 3.78% for the current fiscal year period compared with 4.05% for the prior fiscal year period. Consumers’ cost of funds decreased to 0.22% for the current fiscal year from 0.43% for the prior fiscal year. Interest income and the net interest margin for both the current and prior year periods were positively impacted by the recognition of fees on PPP loans that were forgiven during those periods. The PPP loans had an average balance of $23.0 million for the nine-month period ended March 31, 2022, and during this same period, $2.4 million of interest and fee income was recognized on the PPP loans. This compares with an average balance of $64.8 million for the nine-month period ended March 31, 2021, and the recognition of $2.2 million of interest and fee income on the PPP loans during the nine-month period ended March 31, 2021.

The provision for loan losses increased to $545 thousand for the nine-month period ended March 31, 2022 compared with $445 thousand for the same prior year period. Net charge-offs of $19 thousand were recorded for the nine-month period ended March 31, 2022. The provision for loan losses increased primarily as a result of the organic growth within the loan portfolio.

Other income increased by $266 thousand, or 7.9%, for the nine-month period ended March 31, 2022, compared to the same prior year period. Service charges on deposit accounts increased by $175 thousand, or 19.2%, and debit card interchange income increased by $155 thousand, or 11.3% and for the nine-month period ended March 31, 2022, compared to the same prior year period. These increases were partially offset by gains on mortgage banking activity decreasing by $80 thousand, or 12.7%, from the same prior year period.

Other expenses increased by $3.0 million, or 21.1%, for the nine-month period ended March 31, 2022 compared to the same prior year period. Salaries and benefits increased by $1.9 million, or 24.3%, for the nine-month period ended March 31, 2022, compared to the same prior year period primarily due to the addition of staff at three new office locations, the addition of lending staff, and increases in health care costs.

Balance Sheet and Asset Quality Overview

Assets as of March 31, 2022 totaled $987.5 million, an increase of $153.7 million, or an annualized 24.6%, from June 30, 2021. From June 30, 2021, total loans increased by $37.2 million, or an annualized 8.7%. Total available-for-sale securities increased by $80.6 million to $288.4 million as of March 31, 2022, from $207.8 million as of June 30, 2021. Since June 30, 2021, total deposits increased by $163.8 million, or an annualized 30.0% and includes $104.5 million of deposits acquired as part of the CFBank branch acquisition.

Non-performing loans were $694 thousand as of March 31, 2022 and $1.9 million as of June 30, 2021. Non-performing loans declined primarily due to the full payoff of two loans that had a balance of $831 as of June 30, 2021 that were on non-accrual for an extended period. The allowance for loan and lease losses (ALLL) as a percent of total loans at March 31, 2022 was 1.16% and net charge-offs of $19 thousand were recorded for the nine-month period ended March 31, 2022 compared with an ALLL to loans ratio of 1.14% at June 30, 2021 and net charge-offs of $47 thousand for the nine-month period ended March 31, 2021.

Consumers provides a complete range of banking and other investment services to businesses and clients through its twenty-one full-service locations and one loan production office in Carroll, Columbiana, Jefferson, Stark, Summit and Wayne counties in Ohio, Pennsylvania, and West Virginia. Information about Consumers National Bank can be accessed on the internet at http://www.consumers.bank.

Forward-Looking Information

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). The words “may,” “continue,” “estimate,” “intend,” “plan,” “seek,” “will,” “believe,” “project,” “expect,” “anticipate” and similar expressions are intended to identify forward-looking statements. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans, objectives and strategies of Consumers. These statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those anticipated at the date of this press release. The COVID-19 pandemic is affecting us, our customers, employees, and third-party service providers, and the ultimate extent of the impact on our business, financial position, results of operations, liquidity, and prospects is uncertain. Other risks and uncertainties that could adversely affect Consumers include, but are not limited to, the following: regional and national economic conditions becoming less favorable than expected, resulting in, among other things, high unemployment rates; rapid fluctuations in market interest rates could result in changes in fair market valuations and net interest income, pricing and liquidity pressures may result; a deterioration in credit quality of assets and the underlying value of collateral could prove to be less valuable than otherwise assumed or debtors being unable to meet their obligations; material unforeseen changes in the financial condition or results of Consumers National Bank’s (Consumers’ wholly-owned bank subsidiary) customers; legal proceedings, including those that may be instituted against Consumers, its board of directors, its executive officers and others; competitive pressures on product pricing and services; the economic impact from the oil and gas activity in the region could be less than expected or the timeline for development could be longer than anticipated; and the nature, extent, and timing of government and regulatory actions. While the list of factors presented here are considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. The forward-looking statements included in this press release speak only as of the date made and Consumers does not undertake a duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Contact: Ralph J. Lober, President and Chief Executive Officer 1-330-868-7701 extension 1135.

Consumers Bancorp, Inc. Consolidated Financial Highlights

(Dollars in thousands, except per share data)	Three Month Periods Ended		Nine Month Periods Ended
Consolidated Statements of Income	March 31, 2022	March 31, 2021	March 31, 2022	March 31, 2021
Total interest income	$8,252	$6,704	$25,470	$21,467
Total interest expense	337	368	1,037	1,579
Net interest income	7,915	6,336	24,433	19,888
Provision for loan losses	85	185	545	445
Other income	1,120	1,054	3,614	3,348
Other expenses	5,837	4,665	17,318	14,295
Income before income taxes	3,113	2,540	10,184	8,496
Income tax expense	528	424	1,772	1,472
Net income	$2,585	$2,116	$8,412	$7,024
Basic and diluted earnings per share	$0.85	$0.70	$2.77	$2.33

Consolidated Statements of Financial Condition	March 31, 2022	June 30, 2021	March 31, 2021
Assets
Cash and cash equivalents	$51,328	$18,529	$41,032
Certificates of deposit in other financial institutions	4,041	5,825	7,335
Securities, available-for-sale	288,375	207,760	169,059
Securities, held-to-maturity	7,020	7,996	8,036
Equity securities, at fair value	428	424	412
Federal bank and other restricted stocks, at cost	2,525	2,472	2,472
Loans held for sale	429	1,457	561
Total loans	603,595	566,427	553,137
Less: allowance for loan losses	6,997	6,471	6,076
Net loans	596,598	559,956	547,061
Other assets	36,805	29,385	29,524
Total assets	$987,549	$833,804	$805,492
Liabilities and Shareholders’ Equity
Deposits	$890,634	$726,849	$703,988
Other interest-bearing liabilities	28,105	30,253	27,486
Other liabilities	6,844	6,802	6,436
Total liabilities	925,583	763,904	737,910
Shareholders’ equity	61,966	69,900	67,582
Total liabilities and shareholders’ equity	$987,549	$833,804	$805,492

	At or For the Nine Months Ended
Performance Ratios:	March 31, 2022	March 31, 2021
Return on Average Assets (Annualized)	1.18%	1.24%
Return on Average Equity (Annualized)	15.63	14.05
Average Equity to Average Assets	7.55	8.85
Net Interest Margin (Fully Tax Equivalent)	3.63	3.76

Market Data:
Book Value to Common Share	$20.29	$22.32
Dividends Paid per Common Share (YTD)	$0.48	$0.44
Period End Common Shares	3,053,752	3,028,100

Asset Quality:
Net Charge-offs to Total Loans (Annualized)	—%	0.01%
Non-performing Assets to Total Assets	0.07	0.25
ALLL to Total Loans	1.16	1.10